UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 26, 2009 (October 26, 2009)

HOLLY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-03876 (Commission File Number)	75-1056913 (I.R.S. Employer Identification Number)

100 Crescent Court, Suite 1600 Dallas, Texas (Address of principal executive offices)		75201-6915 (Zip code)
Registrant’s telephone number, including area code: (214) 871-3555
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On October 21, 2009, Holly Corporation (the “Company”) and certain of the Company’s existing subsidiaries (the “Guarantors”) entered into a Purchase Agreement with UBS Securities LLC, as representative of the initial purchasers named therein (the “Initial Purchasers”), by which the Company agreed to issue and sell, and the Initial Purchasers agreed to purchase, an additional $100 million aggregate principal amount of the Company’s existing 9.875% senior notes due 2017 (the “Offered Notes”) in accordance with a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933 (the “Offering”). The sale of the Offered Notes was completed on October 26, 2009.
     The Offered Notes were issued under and are governed by an indenture dated June 10, 2009 (the “Indenture”), between the Company, U.S. Bank Trust National Association, as trustee (“Trustee”), and the Guarantors. The Offered Notes form a single class with the Company’s existing 9.875% Senior Notes due 2017 (the existing notes and the Offered Notes together, the “Notes”). The Indenture contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of dividends or similar restricted payments, undertaking transactions with the Company’s unrestricted affiliates, and limitations on asset sales. On or after June 15, 2013, the Company may on any one or more occasions redeem some or all of the Notes at a purchase price equal to 104.9375% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date, if any, such optional redemption prices decreasing to 102.4688% on or after June 15, 2014, and 100.0000% on or after June 15, 2015. Prior to June 15, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at 109.875% of the aggregate principal amount thereof, plus accrued and unpaid interest to the redemption date, if any; provided that at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its affiliates) and the redemption occurs within 120 days of the date of the closing of such equity offering. Prior to June 15, 2013, the Company may redeem some or all of the Notes at a make-whole price plus accrued and unpaid interest to the redemption date, if any. If the Company experiences a change of control, the holders of the Notes may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date, if any.
     The Notes are senior unsecured obligations of the Company and will rank equally in right of payment with all of the Company’s existing and future senior debt and senior to any future indebtedness of the Company that expressly provides for subordination to the Notes. The Notes are guaranteed on a senior unsecured basis by the Guarantors. The guarantees will rank equally in right of payment with all of the existing and future senior debt of the Guarantors and senior to any future indebtedness of the Guarantors that expressly provides for subordination to the guarantees. The Notes and guarantees are effectively subordinated to any secured debt, to the extent of the assets securing such debt, including indebtedness under the Company’s senior secured credit agreement.
     A copy of the Purchase Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 22, 2009. A copy of the Indenture, which includes the form of the certificate for the Notes, was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 11, 2009. The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the Indenture.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOLLY CORPORATION
By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Senior Vice President and Chief Financial Officer

Date October 26, 2009